Provident Financial Services, Inc. Announces Third Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, October 30, 2020 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $27.1 million, or $0.37 per basic and diluted share, for the three months ended September 30, 2020, compared to net income of $31.4 million, or $0.49 per basic and diluted share, for the three months ended September 30, 2019. For the nine months ended September 30, 2020, the Company reported net income of $56.4 million, or $0.84 per basic and diluted share, compared to net income of $86.7 million, or $1.34 per basic and diluted share, for the same period last year.

On July 31, 2020, the Company completed its acquisition of SB One Bancorp ("SB One"), which added $2.19 billion to total assets, $1.77 billion to loans, and $1.76 billion to deposits. The results of operations for the three and nine months ended September 30, 2020 included pre-tax non-recurring charges related to the acquisition of SB One totaling $2.0 million and $3.1 million, respectively.
The Company’s earnings for the three and nine months ended September 30, 2020 were also impacted by the January 1, 2020 adoption of a new accounting standard that requires the current recognition of allowances for losses expected to be incurred over the life of covered assets (“CECL”). The acquisition of SB One and changing economic forecasts attributable to the COVID-19 pandemic and projected economic recovery drove provisions for credit losses and off-balance sheet credit exposures totaling $6.7 million and $38.6 million for the three and nine months ended September 30, 2020, respectively. The Company's earnings were further impacted by COVID-19 related costs which totaled $200,000 and $1.2 million for the three and nine months ended September 30, 2020, respectively.
Christopher Martin, Chairman and Chief Executive Officer commented: “We look forward to the opportunities that our merger with SB One Bancorp provides our combined company, and we welcome our new colleagues who joined us in the transaction. Our team did a great job getting the acquisition completed on a timely basis in a challenging operating environment.” Martin added, “We continue to work with our borrowers who have been impacted by this stressed economic environment and we are heartened by the number of customers who have rebounded and resumed making their full loan payments. In addition, our investments in enhancing digital delivery channels have provided our customers with a widely accepted and convenient platform for remote access to their accounts and other services.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on November 27, 2020, to stockholders of record as of the close of business on November 13, 2020.
Balance Sheet Summary
Total assets at September 30, 2020 were $12.87 billion, a $3.06 billion increase from December 31, 2019. The increase in total assets was primarily due to $2.19 billion of assets acquired from SB One, which includes $22.4 million of goodwill and $10.0 million of other intangible assets, as well as an increase of $474.8 million related to commercial loans made under the Paycheck Protection Program ("PPP").
The Company’s loan portfolio increased $2.42 billion to $9.76 billion at September 30, 2020, from $7.33 billion at December 31, 2019, which included $1.77 billion of loans acquired from SB One and $474.8 million of commercial PPP loans. For the nine months ended September 30, 2020, loan originations, including advances on lines of credit, totaled $2.63 billion, compared with $2.04 billion for the same period in 2019. During the nine months ended September 30, 2020, the loan portfolio had net increases of $1.17 billion in commercial mortgage loans, $655.4 million in commercial loans, $319.2 million in multi-family mortgage loans, $242.0 million in residential mortgage loans, $32.3 million in construction loans and $15.1 million in consumer loans. Commercial real estate, commercial and construction loans represented 82.3% of the loan portfolio at September 30, 2020, compared to 80.0% at December 31, 2019.

At September 30, 2020, the Company’s unfunded loan commitments totaled $2.26 billion, including commitments of $967.3 million in commercial loans, $697.4 million in construction loans and $307.9 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2019 and September 30, 2019 were $1.47 billion and $1.65 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.37 billion at September 30, 2020, compared to $905.9 million and $1.09 billion at December 31, 2019 and September 30, 2019, respectively.
Cash and cash equivalents were $510.1 million at September 30, 2020, a $323.4 million increase from December 31, 2019, largely due to increases in cash collateral pledged to counterparties to secure loan-level swaps and short-term investments and $78.1 million of cash and cash equivalents acquired from SB One.
Total investments were $1.62 billion at September 30, 2020, a $129.2 million increase from December 31, 2019. This increase was mainly attributable to investment securities acquired from SB One, partially offset by repayments of mortgage-backed securities, maturities and calls of certain municipal and agency bonds.
Banking premises and equipment increased $17.7 million for the nine months ended September 30, 2020, to $72.9 million, primarily due to assets acquired from SB One at a fair value of $16.6 million.
Total deposits increased $2.46 billion during the nine months ended September 30, 2020 to $9.56 billion. The increase in total deposits consisted of $1.76 billion of deposits acquired from SB One and additional net deposit growth of $698.9 million. Total core deposits, consisting of savings and demand deposit accounts, increased $2.05 billion to $8.41 billion at September 30, 2020, while total time deposits increased $410.7 million to $1.14 billion at September 30, 2020. The increase in core deposits was largely attributable to an $821.6 million increase in non-interest bearing demand deposits, which partially benefited from deposits retained from activity associated with PPP loans and stimulus funding, a $511.1 million increase in interest bearing demand deposits, a $386.7 million increase in money market deposits and a $326.5 million increase in savings deposits. The increase in time deposits was largely the result of $577.3 million acquired from SB One, partially offset by the outflow of time deposits totaling $166.6 million. Core deposits represented 88.0% of total deposits at September 30, 2020, compared to 89.7% at December 31, 2019.
Borrowed funds increased $287.9 million during the nine months ended September 30, 2020, to $1.41 billion. The increase in borrowings for the period was primarily due to $201.6 million acquired from SB One and asset funding requirements. Borrowed funds represented 11.0% of total assets at September 30, 2020, a decrease from 11.5% at December 31, 2019.
Stockholders’ equity increased $187.7 million during the nine months ended September 30, 2020, to $1.60 billion, primarily due to common stock issued for the purchase of SB One, net income earned for the period and an increase in unrealized gains on available for sale debt securities, partially offset by dividends paid to stockholders, the adoption of CECL on January 1, 2020 and the related charge to equity of $8.3 million, net of tax, to establish initial allowances against credit losses and off-balance sheet credit exposures, and common stock repurchases. The Company issued 12,788,370 shares of common stock from treasury stock in the acquisition of SB One. For the three months ended September 30, 2020, common stock repurchases totaled 69,549 shares at an average cost of $13.90, of which 1,045 shares, at an average cost of $12.86, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. For the nine months ended September 30, 2020, common stock repurchases totaled 455,343 shares at an average cost of $18.04, of which 49,461 shares, at an average cost of $19.69, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At September 30, 2020, approximately 1.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at September 30, 2020 were $20.41 and $14.45, respectively, compared with $21.49 and $14.85, respectively, at December 31, 2019.
Results of Operations
Net Interest Income and Net Interest Margin

For the three months ended September 30, 2020, net interest income increased $8.5 million to $82.0 million, from $73.5 million for the same period in 2019. Net interest income for the nine months ended September 30, 2020 decreased $1.3 million to $223.8 million, from $225.1 million for the same period in 2019. Both comparative periods were favorably impacted by the net assets acquired from SB One, partially offset by period-over-period compression in the net interest margin as the decrease in the yield on interest-earning assets outpaced the decline in the Company's cost of interest-bearing liabilities. This decline was tempered by growth in both average loans outstanding and lower-costing average interest-bearing and non-interest bearing core deposits. For the nine months ended September 30, 2019, the Company recognized the acceleration of accretion of $2.2 million in interest income upon the prepayment of loans which had been non-accruing.
The Company’s net interest margin increased four basis points to 3.01% for the quarter ended September 30, 2020, from 2.97% for the trailing quarter, primarily due to decreases in funding costs and growth in non-interest bearing deposits. The weighted average yield on interest-earning assets decreased three basis points to 3.44% for the quarter ended September 30, 2020, compared to 3.47% for the quarter ended June 30, 2020. The weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2020 decreased 11 basis points to 0.57%, compared to 0.68% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended September 30, 2020 was 0.44%, compared to 0.54% for the trailing quarter ended June 30, 2020. Average non-interest bearing demand deposits totaled $2.21 billion for the quarter ended September 30, 2020, compared with $1.85 billion for the trailing quarter ended June 30, 2020. The average cost of all deposits, including non-interest bearing deposits, was 33 basis points for the quarter ended September 30, 2020, compared with 41 basis points for the trailing quarter. The average cost of borrowed funds for the quarter ended September 30, 2020 was 1.19%, compared to 1.31% for the trailing quarter.
The net interest margin decreased 22 basis points to 3.01% for the quarter ended September 30, 2020, compared to 3.23% for the quarter ended September 30, 2019. The weighted average yield on interest-earning assets decreased 65 basis points to 3.44% for the quarter ended September 30, 2020, compared to 4.09% for the quarter ended September 30, 2019, while the weighted average cost of interest bearing liabilities decreased 56 basis points for the quarter ended September 30, 2020 to 0.57%, compared to the third quarter of 2019. The average cost of interest bearing deposits for the quarter ended September 30, 2020 was 0.44%, compared to 0.87% for the same period last year. Average non-interest bearing demand deposits totaled $2.21 billion for the quarter ended September 30, 2020, compared to $1.51 billion for the quarter ended September 30, 2019. The average cost of all deposits, including non-interest bearing deposits, was 33 basis points for the quarter ended September 30, 2020, compared with 68 basis points for the quarter ended September 30, 2019. The average cost of borrowed funds for the quarter ended September 30, 2020 was 1.19%, compared to 2.13% for the same period last year.
For the nine months ended September 30, 2020, the net interest margin decreased 29 basis points to 3.06%, compared to 3.35% for the nine months ended September 30, 2019. The weighted average yield on interest earning assets declined 59 basis points to 3.60% for the nine months ended September 30, 2020, compared to 4.19% for the nine months ended September 30, 2019, while the weighted average cost of interest bearing liabilities decreased 38 basis points to 0.72% for the nine months ended September 30, 2020, compared to 1.10% for the same period last year. The average cost of interest bearing deposits decreased 26 basis points to 0.58% for the nine months ended September 30, 2020, compared to 0.84% for the same period last year. Average non-interest bearing demand deposits totaled $1.85 billion for the nine months ended September 30, 2020, compared with $1.47 billion for the nine months ended September 30, 2019. The average cost of all deposits, including non-interest bearing deposits, was 44 basis points for the nine months ended September 30, 2020, compared with 61 basis points for the nine months ended September 30, 2019. The average cost of borrowings for the nine months ended September 30, 2020 was 1.42%, compared to 2.13% for the same period last year.
Non-Interest Income
Non-interest income totaled $20.6 million for the quarter ended September 30, 2020, an increase of $2.6 million, compared to the same period in 2019. Insurance agency income, a new revenue opportunity for the Company resulting from the SB One acquisition, totaled $1.7 million for the three months ended September 30, 2020. Other income increased $1.6 million to $4.7 million for the three months ended September 30, 2020, compared to the quarter ended September 30, 2019, primarily due to a $1.2 million increase in net fees on loan-level interest rate swap transactions, a $171,000 increase in net gains on the sale of foreclosed real estate and a $159,000 increase in net gains on the sale of fixed assets. Wealth management income increased $763,000 to $6.8 million for the three months ended September 30, 2020. The increase was largely a function of market improvements in the value of assets under management and an increase in managed mutual fund fees. Also, income from Bank-owned life insurance ("BOLI") increased $372,000 to $1.6 million for the three months ended September 30, 2020, compared to the same period in 2019, primarily due to an increase in benefit claims, partially offset by lower equity valuations. Partially offsetting these increases, fee income decreased $1.9 million to $5.7 million for the three months ended September 30, 2020, compared to the same period in 2019, largely due to a $1.0 million decrease in commercial loan prepayment fees and an $850,000 decrease in deposit related fees. The decrease in fee income is largely due to the effects of COVID-19 on consumer and business activities.
For the nine months ended September 30, 2020, non-interest income totaled $52.0 million, an increase of $5.9 million, compared to the same period in 2019. Other income increased $4.9 million to $9.7 million for the nine months ended September 30, 2020, compared to $4.8 million for the same period in 2019, due to a $3.9 million increase in net fees on loan-level interest rate swap transactions, an $800,000 increase in net gains on the sale of fixed assets and a $684,000 increase in net gains on the sale of foreclosed real estate, partially offset by a $300,000 decrease in net gains from the sale of loans. Wealth management income increased $2.7 million to $19.1 million for the nine months ended September 30, 2020, compared to the same period in 2019, primarily due to fees earned on assets under management acquired in the April 1, 2019 Tirschwell & Loewy ("T&L") acquisition, partially offset by a decrease in managed mutual fund fees. Also, insurance agency income totaled $1.7 million derived from the July 31, 2020 acquisition of SB One. Partially offsetting these increases, fee income decreased $3.4 million, primarily due to a $2.1 million decrease in deposit related fees, an $838,000 decrease in commercial loan prepayment fees and a $100,000 decrease in non-deposit investment fee income, all largely due to the effects of COVID-19 on consumer and business activities.
Non-Interest Expense
For the three months ended September 30, 2020, non-interest expense totaled $59.8 million, an increase of $10.0 million, compared to the three months ended September 30, 2019. Non-interest expense for the three months ended September 30, 2020, included non-recurring costs related to the acquisition of SB One and two months of expenses associated with the operation of the former SB One franchise. Compensation and benefits expense increased $6.3 million to $35.7 million for the three months ended September 30, 2020, compared to $29.4 million for the same period in 2019. This increase was principally due to an increase in salary expense associated with the addition of former SB One employees, COVID-19 supplemental pay for branch employees and an increase in severance expense, partially offset by a decrease in stock-based compensation. Other operating expenses increased $1.9 million to $9.8 million for the three months ended September 30, 2020, compared to the same period in 2019, largely due to increases in legal and consulting expenses, which included $1.8 million related to the acquisition of SB One. FDIC insurance increased $1.2 million due to the addition of SB One, along with increases in both the insurance assessment rate and total assets subject to assessment. Data processing expense increased $912,000 to $5.0 million for the three months ended September 30, 2020, compared with the same period in 2019, primarily due to increases in software subscription service expense and on-line banking costs. Partially offsetting these increases, credit loss expense for off-balance sheet credit exposures under the CECL standard was reduced $575,000 in the quarter, due to a decrease in loss factors associated with the current economic forecast, partially offset by an increase in the pipeline of loans approved awaiting closing, largely due to the addition of the SB One loan pipeline.
Non-interest expense totaled $169.2 million for the nine months ended September 30, 2020, an increase of $21.3 million, compared to $147.8 million for the nine months ended September 30, 2019. Compensation and benefits expense increased $9.4 million to $96.1 million for the nine months ended September 30, 2020, compared to $86.7 million for the nine months ended September 30, 2019, primarily due to an increase in salary expense associated with the addition of former SB One and T&L employees, an increase in severance expense and COVID 19 supplemental pay for branch employees, partially offset by the increased deferral of salary expense related to PPP loan originations. For the nine months ended September 30, 2020, credit loss expense for off-balance sheet credit exposures was $5.7 million related to the January 1, 2020 adoption of CECL, and the subsequent increase in loss factors due to the current economic forecast, increase in the pipeline of loans approved awaiting closing and an increase in availability on committed lines of credit due to below average utilization. Other operating expenses increased $3.8 million to $26.4 million for the nine months ended September 30, 2020, compared to the same period in 2019, largely due to an increase in legal and consulting expenses related to the SB One transaction and a market valuation adjustment on foreclosed real estate. Data processing expense increased $2.0 million to $14.4 million for the nine months ended September 30, 2020, compared to $12.4 million for the same period in 2019, principally due to increases in software subscription service expense and on-line banking costs. FDIC insurance increased $786,000 for the nine months ended September 30, 2020, primarily due to the addition of SB One and increases in both the insurance assessment rate and total assets subject to assessment. Partially offsetting these increases, net occupancy expense decreased $267,000 to $19.4 million for the nine months ended September 30, 2020, compared to the same period in 2019, due to reductions in snow removal, depreciation expenses and branch closures, partially offset by additional occupancy expense related to SB One.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.92% for the quarter ended September 30, 2020, compared to 1.99% for the same period in 2019, with the 2020 improvement driven by the significant increase in average assets largely attributable to assets acquired from SB One and PPP loans. For the nine months ended September 30, 2020, the Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.97%, compared to 2.01% for the same period in 2019. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 56.72% and 57.69% for the quarter and nine months ended September 30, 2020, respectively, compared to 54.31% and 54.52% for the same respective periods in 2019.
Asset Quality
The Company’s total non-performing loans at September 30, 2020 were $49.0 million, or 0.50% of total loans, compared to $35.5 million, or 0.46% of total loans at June 30, 2020, and $40.2 million, or 0.55% of total loans at December 31, 2019. The $13.5 million increase in non-performing loans at September 30, 2020, compared to the trailing quarter, included $11.5 million of non-performing loans acquired from SB One and consisted of an $11.5 million increase in non-performing commercial mortgage loans, a $2.6 million increase in non-performing residential loans and a $347,000 increase in non-performing consumer loans, partially offset by a $1.2 million decrease in non-performing commercial loans. At September 30, 2020, impaired loans totaled $65.8 million with related specific reserves of $3.3 million, compared with impaired loans totaling $63.1 million with related specific reserves of $3.6 million at June 30, 2020. At December 31, 2019, impaired loans totaled $70.6 million with related specific reserves of $5.1 million.
Loans that have been or are expected to be granted COVID-19 related deferrals or modifications have decreased from a peak level of $1.31 billion, or 16.8% of loans, to $310.8 million, or 3.2% of loans as of October 16, 2020. This $310.8 million of loans includes $47.5 million acquired from SB One and consists of $27.0 million in a first 90-day deferral period, $84.9 million in a second 90-day deferral period, and $198.9 million that have completed their initial deferral periods, but are expected to require ongoing assistance. Included in the $310.8 million of loans, $92.4 million are secured by hotels, $43.7 million are secured by retail properties, $31.4 million are secured by restaurants, $15.1 million are secured by suburban office space, and $42.7 million are secured by residential mortgages, with the balance comprised of diverse commercial loans.

At September 30, 2020, the Company’s allowance for credit losses related to the loan portfolio was 1.09% of total loans, compared to 1.11% and 0.76% at June 30, 2020 and December 31, 2019, respectively. The Company recorded provisions for credit losses of $6.4 million and $32.0 million for the three and nine months ended September 30, 2020, respectively, compared with provisions of $500,000 and $10.2 million for the three and nine months ended September 30, 2019, respectively. For the three and nine months ended September 30, 2020, the Company had net recoveries of $59,000 and net charge-offs of $2.7 million, respectively, compared to net charge-offs of $6.0 million and $8.4 million, respectively, for the same periods in 2019. The allowance for loan losses increased $50.8 million to $106.3 million at September 30, 2020 from $55.5 million at December 31, 2019. The increase in the allowance for credit losses was attributable to elevated provisions for credit losses primarily due to the current weak economic forecast attributable to the COVID-19 pandemic and the adoption of CECL, along with $15.5 million and $13.6 million additions to the allowance for credit losses for loans and purchased credit deteriorated ("PCD") loans, respectively, related to the acquisition of the SB One loan portfolio. In addition, a gross allowance for credit losses of $7.9 million and a related deferred tax asset were recorded against equity upon the January 1, 2020 adoption of CECL. Future credit loss provisions are subject to significant uncertainty given the undetermined nature of prospective changes in economic conditions, as the impact of the COVID-19 pandemic continues to unfold. The effectiveness of medical advances, government programs, and the resulting impact on consumer behavior and employment conditions will have a material bearing on future credit conditions and reserve requirements.
At September 30, 2020 and December 31, 2019, the Company held foreclosed assets of $4.7 million and $2.7 million, respectively. During the nine months ended September 30, 2020, there were three additions to foreclosed assets with a carrying value of $2.6 million and 11 properties sold with a carrying value of $2.5 million and valuation charges of $556,000. Foreclosed assets acquired from SB One totaled $2.4 million. Foreclosed assets at September 30, 2020 consisted of $2.8 million of commercial real estate, $1.5 million of commercial vehicles and $400,000 of residential real estate. Total non-performing assets at September 30, 2020 increased $10.8 million to $53.7 million, or 0.42% of total assets, from $42.9 million, or 0.44% of total assets at December 31, 2019.
Income Tax Expense
For the three months ended September 30, 2020, the Company’s income tax expense was $9.3 million with an effective tax rate of 25.5%, compared with income tax expense of $9.9 million with an effective tax rate of 24.0% for the three months ended September 30, 2019. For the nine months ended September 30, 2020, the Company's income tax expense was $18.3 million with an effective tax rate of 24.5%, compared with $26.4 million with an effective tax rate of 23.4% for the nine months ended September 30, 2019. The decreases in tax expense for the three and nine months ended September 30, 2020 compared with the same periods in 2019 were largely the result of decreases in taxable income, while the increases in the effective tax rates for the three and nine months ended September 30, 2020 compared with the same periods in 2019 were primarily due to increased projections of taxable income for the remainder of the year and decreases in the proportion of income derived from tax exempt sources to total pre-tax income.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania and Queens County, New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance brokerage services through its wholly owned subsidiary, SB One Insurance Agency, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, October 30, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2020. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item

1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated, and the extent to which the economy can remain open. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to remain substantially open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2020 (Unaudited) and December 31, 2019
(Dollars in Thousands)

Assets	September 30, 2020	December 31, 2019

Cash and due from banks	$382,014	$131,555
Short-term investments	128,124	55,193
Total cash and cash equivalents	510,138	186,748

Available for sale debt securities, at fair value	1,100,391	976,919
Held to maturity debt securities, net (fair value of $467,769 at September 30, 2020 (unaudited) and $467,966 at December 31, 2019)	446,591	453,629
Equity securities, at fair value	869	825
Federal Home Loan Bank stock	69,975	57,298
Loans	9,756,809	7,332,885
Less allowance for credit losses	106,314	55,525
Net loans	9,650,495	7,277,360
Foreclosed assets, net	4,720	2,715
Banking premises and equipment, net	72,909	55,210
Accrued interest receivable	43,967	29,031
Intangible assets	467,128	437,019
Bank-owned life insurance	234,410	195,533
Other assets	269,729	136,291
Total assets	$12,871,322	$9,808,578

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$7,104,322	$5,384,868
Savings deposits	1,310,231	983,714
Certificates of deposit of $100,000 or more	627,041	438,551
Other time deposits	517,647	295,476
Total deposits	9,559,241	7,102,609
Mortgage escrow deposits	27,510	26,804
Borrowed funds	1,413,029	1,125,146
Subordinated debentures	25,099	—
Other liabilities	244,874	140,179
Total liabilities	11,269,753	8,394,738

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 78,481,159 shares outstanding at September 30, 2020 and 65,787,900 outstanding at December 31, 2019	832	832
Additional paid-in capital	960,863	1,007,303
Retained earnings	694,240	695,273
Accumulated other comprehensive income	13,331	3,821
Treasury stock	(45,118)	(268,504)
Unallocated common stock held by the Employee Stock Ownership Plan	(22,579)	(24,885)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,330)	(3,833)
Deferred Compensation - Directors' Deferred Fee Plan	3,330	3,833
Total stockholders' equity	1,601,569	1,413,840
Total liabilities and stockholders' equity	$12,871,322	$9,808,578

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2020 and 2019 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest income:
Real estate secured loans	$58,897	$56,402	$162,635	$167,051
Commercial loans	20,622	20,104	58,238	63,788
Consumer loans	4,305	4,648	12,024	14,216
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	6,321	7,918	19,669	24,584
Held to maturity debt securities	2,836	3,075	8,661	9,408
Deposits, federal funds sold and other short-term investments	472	879	1,932	2,038
Total interest income	93,453	93,026	263,159	281,085

Interest expense:
Deposits	7,400	11,730	26,000	33,940
Borrowed funds	3,862	7,768	13,120	22,055
Subordinated debt	206	—	206	—
Total interest expense	11,468	19,498	39,326	55,995
Net interest income	81,985	73,528	223,833	225,090
Provision for credit losses	6,400	500	32,017	10,200
Net interest income after provision for credit losses	75,585	73,028	191,816	214,890

Non-interest income:
Fees	5,736	7,634	17,179	20,617
Wealth management income	6,847	6,084	19,075	16,406
Insurance agency income	1,711	—	1,711	—
Bank-owned life insurance	1,644	1,272	4,290	4,253
Net gain on securities transactions	—	—	55	29
Other income	4,688	3,057	9,672	4,764
Total non-interest income	20,626	18,047	51,982	46,069

Non-interest expense:
Compensation and employee benefits	35,700	29,376	96,095	86,735
Net occupancy expense	6,993	6,413	19,362	19,629
Data processing expense	5,026	4,114	14,439	12,447
FDIC Insurance	1,185	—	1,953	1,167
Amortization of intangibles	918	827	2,373	2,161
Advertising and promotion expense	773	1,098	2,774	3,059
Credit loss (benefit) expense for off-balance sheet credit exposures	(575)	—	5,714	—
Other operating expenses	9,763	7,910	26,447	22,650
Total non-interest expense	59,783	$49,738	169,157	147,848
Income before income tax expense	36,428	$41,337	74,641	113,111
Income tax expense	9,285	9,938	18,257	26,429
Net income	$27,143	$31,399	$56,384	$86,682

Basic earnings per share	$0.37	$0.49	$0.84	$1.34
Average basic shares outstanding	72,519,123	64,511,956	67,093,442	64,720,642

Diluted earnings per share	$0.37	$0.49	$0.84	$1.34
Average diluted shares outstanding	72,604,298	64,632,285	67,173,876	64,852,983

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Statement of Income
Net interest income	$81,985	$73,528	$223,833	$225,090
Provision for credit losses	6,400	500	32,017	10,200
Non-interest income	20,626	18,047	51,982	46,069
Non-interest expense	59,783	49,738	169,157	147,848
Income before income tax expense	36,428	41,337	74,641	113,111
Net income	27,143	31,399	56,384	86,682
Diluted earnings per share	$0.37	$0.49	$0.84	$1.34
Interest rate spread	2.87%	2.96%	2.88%	3.09%
Net interest margin	3.01%	3.23%	3.06%	3.35%

Profitability
Annualized return on average assets	0.90%	1.26%	0.70%	1.18%
Annualized return on average equity	7.04%	8.90%	5.18%	8.34%
Annualized return on average tangible equity (2)	10.05%	12.97%	7.45%	12.11%
Annualized non-interest expense to average assets (3)	1.92%	1.99%	1.97%	2.01%
Efficiency ratio (4)	56.72%	54.31%	57.69%	54.52%

Asset Quality
Non-accrual loans			$48,953	$39,981
90+ and still accruing			—	—
Non-performing loans			48,953	39,981
Foreclosed assets			4,720	1,534
Non-performing assets			53,673	41,515
Non-performing loans to total loans			0.50%	0.55%
Non-performing assets to total assets			0.42%	0.42%
Allowance for loan losses			$106,314	$57,344
Allowance for loan losses to total non-performing loans			217.18%	143.43%
Allowance for loan losses to total loans			1.09%	0.79%
Net loan (recoveries) charge-offs	$(59)	5,966	$2,727	8,418
Annualized net loan (recoveries) charge offs to average total loans	—%	0.33%	0.05%	0.16%

Average Balance Sheet Data
Assets	$12,063,681	$9,899,693	$10,811,585	$9,811,371
Loans, net	8,931,927	7,199,945	7,929,687	7,169,099
Earning assets	10,749,395	8,955,859	9,672,290	8,889,786
Core deposits	7,988,166	6,067,107	7,103,221	6,095,784
Borrowings	1,292,646	1,445,112	1,233,580	1,386,349
Interest-bearing liabilities	8,046,751	6,825,203	7,269,066	6,812,752
Stockholders' equity	1,533,771	1,399,583	1,455,235	1,388,838
Average yield on interest-earning assets	3.44%	4.09%	3.60%	4.19%
Average cost of interest-bearing liabilities	0.57%	1.13%	0.72%	1.10%

Loan Data
Mortgage loans:
Residential			$1,320,222	$1,072,701
Commercial			3,750,639	2,437,210
Multi-family			1,544,924	1,298,754
Construction			462,161	399,501
Total mortgage loans			7,077,947	5,208,166
Commercial loans			2,290,196	1,659,965
Consumer loans			406,451	403,576
Total gross loans			9,774,593	7,271,707
Premium on purchased loans			1,514	2,716
Unearned discounts			(26)	(26)
Net deferred			(19,272)	(7,403)
Total loans			$9,756,809	$7,266,994

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
		At September 30,		At December 31,
		2020	2019	2019
Total stockholders' equity		$1,601,569	$1,397,833	$1,413,840
Less: total intangible assets		467,128	437,585	437,019
Total tangible stockholders' equity		$1,134,441	$960,248	$976,821

Shares outstanding		78,481,159	65,760,468	65,787,900

Book value per share (total stockholders' equity/shares outstanding)		$20.41	$21.26	$21.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)		$14.45	$14.60	$14.85

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total average stockholders' equity	$1,533,771	$1,399,583	$1,455,235	$1,388,838
Less: total average intangible assets	459,002	438,906	443,975	431,802
Total average tangible stockholders' equity	$1,074,769	$960,677	$1,011,260	$957,036

Net income	$27,143	$31,399	$56,384	$86,682

Annualized return on average tangible equity (net income/total average stockholders' equity)	10.05%	12.97%	7.45%	12.11%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reported non-interest expense	$59,783	$49,738	$169,157	$147,848
Adjustments to non-interest expense:
Credit loss expense for off-balance sheet credit exposures	(575)	—	5,714	—
Merger-related transaction costs and COVID-19 expenses	2,157	—	4,318	—
Adjusted non-interest expense	$58,201	$49,738	$159,125	$147,848
Annualized adjusted non-interest expense	$231,539	$197,330	$212,554	$197,672

Average assets	$12,063,681	$9,899,693	$10,811,585	9,811,371

Annualized adjusted non-interest expense/average assets	1.92%	1.99%	1.97%	2.01%

(4) Efficiency Ratio Calculation
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net interest income	$81,985	$73,528	$223,833	$225,090
Non-interest income	20,626	18,047	51,982	46,069
Total income	$102,611	$91,575	$275,815	$271,159

Adjusted non-interest expense	$58,201	$49,738	$159,125	$147,848

Efficiency ratio (adjusted non-interest expense/income)	56.72%	54.31%	57.69%	54.52%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2020			June 30, 2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$80,120	$50	0.25%	$157,980	$98	0.25%
Federal funds sold and other short-term investments	134,319	421	1.25%	134,362	487	1.46%
Available for sale debt securities	1,091,524	5,299	1.94%	970,639	5,417	2.23%
Held to maturity debt securities, net (1)	444,240	2,836	2.55%	444,317	2,885	2.60%
Equity securities, at fair value	845	—	—%	746	—	—%
Federal Home Loan Bank stock	66,420	1,023	6.16%	61,461	862	5.61%
Net loans: (2)
Total mortgage loans	6,392,105	58,897	3.64%	5,261,323	49,297	3.72%
Total commercial loans	2,150,787	20,622	3.78%	1,960,322	18,944	3.85%
Total consumer loans	389,035	4,305	4.40%	366,370	3,547	3.89%
Total net loans	8,931,927	83,824	3.71%	7,588,015	71,788	3.76%
Total interest-earning assets	$10,749,395	$93,453	3.44%	$9,357,520	$81,537	3.47%

Non-Interest Earning Assets:
Cash and due from banks	301,500			164,086
Other assets	1,012,786			912,252
Total assets	$12,063,681			$10,433,858

Interest-Bearing Liabilities:
Demand deposits	$4,557,172	$5,065	0.44%	$4,047,493	5,156	0.51%
Savings deposits	1,223,004	439	0.14%	1,026,325	391	0.15%
Time deposits	957,512	1,896	0.79%	605,764	2,095	1.39%
Total Deposits	6,737,688	7,400	0.44%	5,679,582	7,642	0.54%

Borrowed funds	1,292,646	3,862	1.19%	1,249,741	4,069	1.31%
Subordinated debentures	16,417	206	4.99%	—	—	—%
Total interest-bearing liabilities	8,046,751	11,468	0.57%	6,929,323	11,711	0.68%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,207,990			1,847,087
Other non-interest bearing liabilities	275,169			248,124
Total non-interest bearing liabilities	2,483,159			2,095,211
Total liabilities	10,529,910			9,024,534
Stockholders' equity	1,533,771			1,409,324
Total liabilities and stockholders' equity	$12,063,681			$10,433,858

Net interest income		$81,985			$69,826

Net interest rate spread			2.87%			2.79%
Net interest-earning assets	$2,702,644			$2,428,197

Net interest margin (3)			3.01%			2.97%

Ratio of interest-earning assets to total interest-bearing liabilities	1.34x			1.35x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	9/30/20	6/31/20	3/31/20	12/31/19	9/30/19
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	2.12%	2.21%	2.57%	2.62%	2.71%
Net loans	3.71%	3.76%	4.23%	4.32%	4.44%
Total interest-earning assets	3.44%	3.47%	3.92%	3.99%	4.09%

Interest-Bearing Liabilities:
Total deposits	0.44%	0.54%	0.78%	0.83%	0.87%
Total borrowings	1.19%	1.31%	1.80%	1.98%	2.13%
Total interest-bearing liabilities	0.57%	0.68%	0.95%	1.04%	1.13%

Interest rate spread	2.87%	2.79%	2.97%	2.95%	2.96%
Net interest margin	3.01%	2.97%	3.20%	3.21%	3.23%

Ratio of interest-earning assets to interest-bearing liabilities	1.34x	1.35x	1.31x	1.34x	1.31x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2020			September 30, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$87,111	$418	0.64%	$29,089	$527	2.42%
Federal funds sold and other short term investments	124,280	1,514	1.63%	64,086	1,511	3.15%
Available for sale debt securities	1,022,402	16,821	2.19%	1,087,683	21,337	2.62%
Held to maturity debt securities, net (1)	445,882	8,661	2.59%	470,814	9,408	2.66%
Equity securities, at fair value	800	—	—%	717	—	—%
Federal Home Loan Bank stock	62,128	2,848	6.11%	68,298	3,247	6.34%
Net loans: (2)
Total mortgage loans	5,641,574	162,635	3.81%	5,094,641	167,051	4.34%
Total commercial loans	1,908,588	58,238	4.04%	1,657,138	63,788	5.10%
Total consumer loans	379,525	12,024	4.23%	417,320	14,216	4.55%
Total net loans	7,929,687	232,897	3.88%	7,169,099	245,055	4.53%
Total interest-earning assets	$9,672,290	$263,159	3.60%	$8,889,786	$281,085	4.19%

Non-Interest Earning Assets:
Cash and due from banks	209,423			96,914
Other assets	929,872			824,671
Total assets	$10,811,585			$9,811,371

Interest-Bearing Liabilities:
Demand deposits	$4,170,286	$17,621	0.56%	$3,599,349	$21,944	0.82%
Savings deposits	1,080,880	1,197	0.15%	1,024,693	1,287	0.17%
Time deposits	778,808	7,182	1.23%	802,361	10,709	1.78%
Total Deposits	6,029,974	26,000	0.58%	5,426,403	33,940	0.84%
Borrowed funds	1,233,580	13,120	1.42%	1,386,349	22,055	2.13%
Subordinated debentures	$5,512	$206	4.99%	$—	$—	—%
Total interest-bearing liabilities	$7,269,066	$39,326	0.72%	$6,812,752	$55,995	1.10%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,852,055			1,471,742
Other non-interest bearing liabilities	235,229			138,039
Total non-interest bearing liabilities	2,087,284			1,609,781
Total liabilities	9,356,350			8,422,533
Stockholders' equity	1,455,235			1,388,838
Total liabilities and stockholders' equity	$10,811,585			$9,811,371

Net interest income		$223,833			$225,090

Net interest rate spread			2.88%			3.09%
Net interest-earning assets	$2,403,224			$2,077,034

Net interest margin (3)			3.06%			3.35%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33x			1.30x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2018
Interest-Earning Assets:
Securities	2.31%	2.80%	2.69%
Net loans	3.88%	4.53%	4.27%
Total interest-earning assets	3.60%	4.19%	3.98%

Interest-Bearing Liabilities:
Total deposits	0.58%	0.84%	0.53%
Total borrowings	1.42%	2.13%	1.81%
Total interest-bearing liabilities	0.72%	1.10%	0.83%

Interest rate spread	2.88%	3.09%	3.15%
Net interest margin	3.06%	3.35%	3.33%

Ratio of interest-earning assets to interest-bearing liabilities	1.33x	1.30x	1.29x